SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GREIF, INC.

(Name of Registrant as Specified in Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement)

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GREIF, INC.

425 Winter Road

Delaware, Ohio 43015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Greif, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Greif, Inc. (the “Company”), will be held at its principal executive offices, 425 Winter Road, Delaware, Ohio 43015, on February 25, 2008, at 10:00 A.M., Eastern Time, for the following purposes:

1.	To elect nine directors to serve for a one-year term; and

2.	To transact such other business as may properly come before the meeting or any and all adjournments.

Only stockholders of record of the Class B Common Stock at the close of business on January 4, 2008, will be entitled to vote.

Whether or not you plan to attend this meeting, we hope that Class B stockholders will sign the enclosed proxy(s) and return them promptly in the enclosed envelope or vote by internet at www.proxyvote.com or by phone at +1 800 690 6903. If you are able to attend the meeting and wish to vote in person, at your request we will cancel your proxy.

/s/ Gary R. Martz

Gary R. Martz
January 18, 2008	Secretary

GREIF, INC.

425 Winter Road

Delaware, Ohio 43015

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 25, 2008

To the Stockholders of Greif, Inc.:

This Proxy Statement is being furnished to all stockholders of Greif, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Annual Meeting of Stockholders scheduled to be held on February 25, 2008, at 10:00 A.M., local time, at the Company’s principal executive offices, 425 Winter Road, Delaware, Ohio 43015. It is anticipated that this Proxy Statement and form of proxy will first be sent to the stockholders on or about January 18, 2008.

PROXIES AND VOTING

This Proxy Statement is being furnished to Class B stockholders of the Company, the only class of stockholders entitled to vote at the Annual Meeting of Stockholders, in connection with the solicitation by management of proxies that will be used at the Annual Meeting of Stockholders. Class A stockholders are not entitled to vote at the Annual Meeting of Stockholders, and therefore, this Proxy Statement is being furnished to Class A stockholders for informational purposes only, and no proxy is being solicited from them.

At the Annual Meeting of Stockholders, the Class B stockholders will vote upon: (1) the election of nine directors; and (2) such other business as may properly come before the meeting or any and all adjournments.

The nine nominees receiving the highest number of votes will be elected as directors. Class B stockholders do not have the right to cumulate their votes in the election of directors.

Shares of Class B Common Stock represented by properly executed proxies will be voted at the Annual Meeting of Stockholders in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the shares represented by that proxy will be voted in favor of the nine nominees described in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A Class B stockholder’s presence at the Annual Meeting of Stockholders does not by itself revoke the proxy.

Abstentions will be considered as shares of Class B Common Stock present at the Annual Meeting of Stockholders and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in the votes cast for the election of directors and will not have a positive or negative effect on the outcome of that election.

If your Class B Common Stock is held in street name, you will need to instruct your broker regarding how to vote your Class B Common Stock.

If you do not provide your broker with voting instructions regarding the election of directors, your broker will nevertheless have the discretion to vote your shares of Class B Common Stock for the election of directors. There are certain other matters, however, over which your broker does not have discretion to vote your Class B Common Stock without your instructions—these situations are referred to as “broker non-votes.”

This Proxy Statement, the form of proxy and the Company’s Annual Report are available at www.proxyvote.com.

The close of business on January 4, 2008, has been fixed as the record date for the determination of Class B stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment thereof. On the record date, there were outstanding and entitled to vote 22,941,166 shares of Class B Common Stock. Each share of the Class B Common Stock is entitled to one vote in respect of the proposal or proposals to which such shares are entitled to vote.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The number of directors is currently fixed at ten. Due to the retirement of two directors, the Company’s Board of Directors has determined to reduce the number of directors from ten to nine, which has historically been the number of directors of the Company. Accordingly, the Company’s Board of Directors plans to adopt an amendment to the Company’s Bylaws fixing the number of directors at nine, which amendment will be effective as of the Annual Meeting of Stockholders. It is for this reason that the Nominating and Corporate Governance Committee of the Board of Directors has recommended only nine nominees for election as directors.

At the Annual Meeting of Stockholders, shares of the Class B Common Stock represented by the proxies, unless otherwise specified, will be voted to elect as directors for one-year terms Michael J. Gasser, Vicki L. Avril, Michael H. Dempsey, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Daniel J. Gunsett, Judith D. Hook, and Patrick J. Norton, the nine persons recommended by the Nominating and Corporate Governance Committee of the Board of Directors, all of whom with the exception of Mr. Emkes are currently directors of the Company. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named above is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Charles R. Chandler and William B. Sparks, Jr., both of whom currently serve as a director of the Company, will be retiring from the Board as of the Annual Meeting of Stockholders. Accordingly, Messrs. Chandler and Sparks are not standing for re-election.

Proxies cannot be voted at the Annual Meeting of Stockholders for a number of persons greater than the nine nominees named in this Proxy Statement.

Biographies of Director Nominees

Michael J. Gasser, 56, has been a director since 1991. He has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1994. From November of 2006 until October of 2007, he also served as the President of the Company. Mr. Gasser has been an executive officer of the Company since 1988. He is a member of the Executive and Stock Repurchase Committees. He is also a director for Bob Evans Farms, Inc., a restaurant and food products company.

Vicki L. Avril, 53, has been a director since 2004. Since July 2007, she has been Senior Vice President of IPSCO, Inc., a steel manufacturing and tubular company, in charge of its tubular operations. Prior to that time and since May 2004, she was Senior Vice President and Chief Financial Officer of IPSCO, Inc. From 2001 until its sale in 2003, Ms. Avril was Senior Vice President and Chief Financial Officer of Wallace Computer Services, Inc., a print management company. She is a member of the Audit and Compensation Committees.

Michael H. Dempsey, 51, has been a director since 1996. He has been an investor since 1997. Prior to 1997, Mr. Dempsey was the President of Kuschall of America, a wheelchair manufacturing company. He is a member of the Executive and Nominating and Corporate Governance Committees. Mr. Dempsey is the brother of Judith D. Hook.

Bruce A. Edwards, 52, has been a director since 2006. He is the Global Chief Executive Officer for DHL Excel Supply Chain Americas (formerly Exel, Inc.), a supply chain services company, and has held that position for more than five years. Mr. Edwards also serves as a director of The Ashtead Group, a UK listed global equipment rental company. He is a member of the Audit Committee.

Mark A. Emkes, 53, is nominated for the first time this year to serve as a director. For the last five years, he has been the Chairman and Chief Executive Officer of Bridgestone Firestone North America Tire LLC and since 2004, the Chairman and Chief Executive Officer of Bridgestone Americas Holdings, Inc., the world’s largest tire and rubber manufacturing company.

John F. Finn, 57, has been a director since November 2007. For more than five years he has been the President and Chief Executive Officer of Gardner, Inc., a wholesale distributor to the outdoor power equipment industry. Mr. Finn also serves as a director of Cardinal Health, Inc., a health-care services company.

Daniel J. Gunsett, 59, has been a director since 1996. For more than five years, Mr. Gunsett has been a partner with the law firm of Baker & Hostetler LLP. He is a member of the Compensation, Executive, Nominating and Corporate Governance, and Stock Repurchase Committees.

Judith D. Hook, 54, has been a director since 2003. Ms. Hook has been an investor for more than five years. She is a member of the Compensation and Stock Repurchase Committees. Ms. Hook is the sister of Michael H. Dempsey.

Patrick J. Norton, 57, has been a director since 2003. Mr. Norton retired as Executive Vice President and Chief Financial Officer of The Scotts Company, a consumer lawn and garden products company, in January 2003. Mr. Norton served as Executive Vice President and Chief Financial Officer of The Scotts Company from May 2000 until his retirement. Mr. Norton also serves as a director of The Scotts Company. He is a member of the Audit and Compensation Committees.

Directors Attendance at Annual Meeting of Stockholders

Under the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Stockholders. All of the persons who served as directors last year at the time of the Annual Meeting of Stockholders and who are standing for re-election attended last year’s Annual Meeting of Stockholders.

BOARD OF DIRECTORS AND COMMITTEES

Board Meetings

The Company’s Board of Directors (the “Board”) held five meetings during the 2007 fiscal year. Each person who served as a director last year for the full year and who is standing for re-election attended at least 75% of the meetings held by the Board and committees on which he or she served during the 2007 fiscal year. The Board has affirmatively determined that a majority of the Company’s directors, including nominees for directors, meet the categorical standards of independence adopted by the Board and are independent directors as defined in the listing standards of the New York Stock Exchange (“NYSE”). See “Corporate Governance—Director Independence.”

Board Committees and Committee Meetings

The Board has established an Executive Committee, a Compensation Committee, an Audit Committee, a Stock Repurchase Committee and a Nominating and Corporate Governance Committee. The Board has affirmatively determined that each of the members of the Compensation, Audit and Nominating and Corporate Governance Committees meet the categorical standards of independence adopted by the Board and are independent directors as defined in the NYSE listing standards. See “Corporate Governance—Director Independence.”

The Board has adopted written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Copies of these charters are available on the Company’s website (http://www.greif.com). See “Corporate Governance—Availability of Corporate Governance Documents.”

The Executive Committee, whose current members are Messrs. Gasser, Chandler, Dempsey and Gunsett, has the same authority, subject to certain limitations, as the Board during intervals between meetings of the Board. The Executive Committee held six meetings during the 2007 fiscal year.

The Compensation Committee, whose current members are Messrs. Gunsett and Norton and Mses. Avril and Hook, is responsible, among other matters, for discharging the Board’s responsibility relating to the compensation of executive officers and directors. This is accomplished by evaluating the compensation, fringe benefits and perquisites provided to the Company’s executive officers and adopting compensation policies applicable to the Company’s executive officers, including the specific relationship of corporate performance to executive compensation and the factors and criteria upon which the compensation of the Company’s Chief Executive Officer and other Named Executive Officers should be based. The Compensation Committee held six meetings during the 2007 fiscal year. See “Compensation Committee Report on Executive Compensation.”

The Audit Committee, whose current members are Messrs. Norton, Chandler and Edwards and Ms. Avril, is responsible, among other matters, for engaging and, when appropriate, replacing the Company’s independent auditors, reviewing with such auditors the scope and results of their audit, reviewing the Company’s accounting functions, operations and management, and considering the adequacy and effectiveness of the internal accounting controls and internal auditing methods, policies and procedures of the Company. The Company’s Board of Directors has determined that Mr. Norton is an “audit committee financial expert,” as that term is defined by applicable SEC regulations, but has noted that at least one other member of the Audit Committee meets the criteria. No member of the Audit Committee may simultaneously serve on the audit committee of more than two other publicly traded companies. The Audit Committee held five meetings during the 2007 fiscal year. See “Report of the Audit Committee.”

The Stock Repurchase Committee, whose current members are Messrs. Gasser and Gunsett and Ms. Hook, is responsible for administering the Company’s Stock Repurchase Program. The Stock Repurchase Committee held three meetings during the 2007 fiscal year.

The Company’s Nominating and Corporate Governance Committee (the “Nominating Committee”), whose current members are Messrs. Dempsey and Gunsett, is responsible, among other matters, for recommending to the Board a slate of director nominees for election at each annual meeting of the Company’s stockholders and director nominees for election at any other stockholder meeting held for the election of one or more directors. The Board then acts on the Nominating Committee’s recommendations and is responsible for (1) recommending to stockholders a slate of director nominees for election at each annual meeting of the Company’s stockholders and director nominees for election at any other stockholder meeting held for the election of one or more directors and (2) nominating at such meetings those persons it has recommended as director nominees. The Nominating Committee held three meetings during the 2007 fiscal year.

CORPORATE GOVERNANCE

Communications with the Board

The Board believes it is important for stockholders to have a process to send communications to the Board. Accordingly, any stockholder or other interested party who desires to make his or her concerns known to the non-management directors or to the entire Board may do so by communicating with the chairperson of the Audit Committee by e-mail to audit.committee@greif.com or in writing to Audit Committee Chairperson, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015. All such communications will be forwarded to the non-management directors or the entire Board as requested in the communication.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet without the Company’s management at least four times each year, and during at least one of those meetings, the non-management directors schedule an executive session that includes only independent directors. These meetings are typically held in conjunction with a regularly scheduled Board meeting and at such other times as necessary or appropriate. The chairpersons of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee rotate as chairperson of meetings of the non-management directors.

Director Independence

The Board has adopted categorical standards to assist it in making its determination of director independence. Under these standards, a director of the Company will be considered independent unless:

(a) within the preceding three years, (i) the director was employed by the Company, or (ii) an immediate family member of the director was employed by the Company as an executive officer;

(b) within the preceding three years, the director or an immediate family member of the director received more than $100,000, during any twelve-month period, in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(c) the director or an immediate family member of the director is a current partner of a firm that is the Company’s present internal or external auditor; the director is a current employee of a firm that is the Company’s present internal or external auditor; an immediate family member of the director is a current employee of the Company’s present internal or external auditor and participates in that firm’s audit, assurance or tax compliance practice (excluding tax planning); or the director or an immediate family member of the director was within the preceding three years, but is no longer, a partner or employee of a firm that is the Company’s present internal or external auditor and personally worked on the Company’s audit within that time;

(d) the director or an immediate family member of the director is, or has been within the preceding three years, employed as an executive officer of another company for which any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(e) the director is an employee, executive officer, partner (other than a limited partner) or significant equity holder of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues, or an immediate family member of the director is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues;

(f) the director is an executive officer, partner or significant equity holder of another organization that is indebted to the Company, or to which the Company is indebted, and the total amount of indebtedness exceeds 2% of the total consolidated assets of such organization; or

(g) within the preceding three years, the director was an executive officer, trustee or director of a foundation, university or other non-profit or charitable organization receiving grants, endowments or other contributions from the Company, in any single fiscal year, which exceeded the greater of $1.0 million or 2% of such charitable organization’s consolidated gross revenues.

For purposes of the above standards: (i) compensation received by an immediate family member of a director for service as a non-executive employee of the Company shall not be considered in determining independence under (b) above; (ii) in applying the test under (e) above, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year and the look-back provisions shall apply solely to the financial relationship between the Company and the director or immediate family member’s current employer and not to former employment of the director or immediate family member; (iii) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but in applying any lookback provisions, the Company will not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated; and (iv) a significant equity holder of an organization will normally be considered a stockholder, limited partner or member owning 10% or more of the voting or equity interests in that organization. These categorical standards are also set forth on the Company’s website. See “—Availability of Corporate Governance Documents.”

The Board has determined that Ms. Avril, Mr. Chandler, Mr. Dempsey, Mr. Edwards, Mr. Finn, Mr. Gunsett, Ms. Hook and Mr. Norton, a majority of the Company’s directors, are independent under the above categorical standards. These directors are also independent directors as defined in the listing standards of the New York Stock Exchange (“NYSE”). Mr. Gasser, who is an employee of the Company, and Mr. Sparks, who is a recent former employee of the Company, are not independent directors under the above categorical standards or the NYSE listing standards. The Board has determined that Mr. Gunsett is independent because legal fees paid to Baker & Hostetler LLP, where Mr. Gunsett is a partner, were not material to the operating profit of the Company and that the nature of the relationship involved and a description of the transactions had previously been properly disclosed. The Company does not anticipate that legal fees paid to Baker & Hostetler LLP will be material in fiscal year 2008. The Board has also determined that Mr. Emkes, a nominee who has not previously served as a director, is also independent under both the Company’s categorical standards of independence and the listing standards of the NYSE.

Nomination of Directors

The Nominating Committee will consider individuals recommended by stockholders for membership on the Board. If a stockholder desires to recommend an individual for membership on the Board, then that stockholder must provide a written notice to the Secretary of the Company at 425 Winter Road, Delaware, Ohio 43015 (the “Recommendation Notice”). In order for a recommendation to be considered by the Nominating Committee, the Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on the Company’s books, and telephone number of the stockholder making the recommendation, including information on the number of shares and class of stock owned, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the stockholder, any material interest of such stockholder or individual being recommended in any proposals or other business to be presented at the Company’s next Annual Meeting of Stockholders (or a statement to the effect that no material interest is known to such stockholder).

Except for the director nominees recommended by the Nominating Committee to the Board, no person may be nominated for election as a director of the Company during any stockholder meeting unless such person was first recommended by a stockholder for Board membership in accordance with the procedures set forth in the preceding paragraph and the Recommendation Notice was received by the Company not less than 60 days nor more than 90 days prior to the date of such meeting; provided, however, if less than 75 days notice or prior public disclosure of the date of a stockholders’ meeting is given or made to stockholders, then, in order to be timely received, the Recommendation Notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice of the date of the stockholders’ meeting was mailed or such public disclosure was made.

The Nominating Committee’s Charter sets forth certain specific, minimum qualifications that must be met by a Nominating Committee-recommended nominee for a position on the Board, as well as qualities and skills that Board members possess. The Nominating Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers director’s qualification as independent, as well as diversity, age, skill and experience in the context of the needs of the Board. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. Ultimately, the Nominating Committee will select prospective Board members who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.

In the event that the Nominating Committee, the Board or the Chairman/Chief Executive Officer identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board with specific criteria, the Nominating Committee initiates a search process and keeps the Board apprised of progress. The Nominating Committee may seek input from members of the Board, the Chairman/Chief Executive Officer and other management or hire a search firm when appropriate. In addition, as a matter of policy, the Nominating Committee will consider candidates for Board membership recommended by stockholders. The initial candidate or candidates, including anyone recommended by a stockholder, who satisfy the specific criteria for Board membership and otherwise qualify for membership on the Board, are then reviewed and evaluated by the Nominating Committee; the evaluation process for candidates recommended by stockholders is not to be different. The Nominating Committee is to maintain and update a list of candidates recommended from all sources. The Nominating Committee will then determine the Nominating Committee member or Board member or other person involved in the process (such as a search firm) who will make the initial contact with the prospective candidate or candidates. The Chairman/Chief Executive Officer and at least one member of the Nominating Committee will interview the identified candidate or candidates. Based on the interviews and all other information available to the Nominating Committee, the Nominating Committee will meet to consider and approve a final candidate or candidates, as the case may be. The Nominating Committee then will make its recommendation to the Board.

The Company has not, as of January 18, 2008, received any recommendations from stockholders for nominees for the Board.

The Nominating Committee has approved Mr. Emkes as a nominee for election as a director. Mr. Emkes was recommended to the Nominating Committee by a search firm.

Availability of Corporate Governance Documents

The Board has adopted the following corporate governance documents with respect to the Company (the “Corporate Governance Documents”):

•	Corporate Governance Guidelines of the Board;

•	Code of Business Conduct and Ethics for directors, officers and employees (which is available in several different languages);

•	Code of Ethics for Senior Financial Officers;

•	Stock Ownership Guidelines applicable to directors, officers and other key employees;

•	Charter for the Audit Committee;

•	Charter for the Nominating and Corporate Governance Committee;

•	Charter for the Compensation Committee; and

•	Independence Standards for Directors.

Each of the Corporate Governance Documents is posted on the Company’s Internet Web site at www.greif.com under “Investor Center—Corporate Governance.” Copies of each of the Corporate Governance Documents are also available in print to any stockholder of the Company, without charge, by making a written request to the Company. Requests should be directed to Greif, Inc., Attention: Secretary, 425 Winter Road, Delaware, Ohio 43015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 4, 2008, with respect to the only persons known by the Company to be the beneficial owners of more than 5% of the Class B Common Stock, the Company’s only class of voting securities:

Name and Address	Class of Stock	Type of Ownership	Number of Shares	Percent of Class
Michael H. Dempsey 2240 Encinitas Boulevard Suite D-403 Encinitas, California 92024	Class B	See (1) below	12,504,962	54.5%
Robert C. Macauley 88 Hamilton Avenue Stamford, Connecticut 06902	Class B	Record and Beneficially	2,149,912	9.4%
Marquis Trust c/o Michael H. Dempsey, Trustee 782 West Orange Road Delaware, Ohio 43015	Class B	Record and Beneficially	2,127,028	9.3%
Patricia M. Dempsey Trust c/o Michael H. Dempsey, Trustee 782 West Orange Road Delaware, Ohio 43015	Class B	Record and Beneficially	2,127,028	9.3%
Family Trust for the benefit of Mary T. McAlpin c/o Michael H. Dempsey, Trustee 782 West Orange Road Delaware, Ohio 43015	Class B	Record and Beneficially	2,127,028	9.3%
Hyatts Trust c/o Michael H. Dempsey, Trustee 782 West Orange Road Delaware, Ohio 43015	Class B	Record and Beneficially	2,127,028	9.3%
Nob Hill Trust c/o Michael H. Dempsey, Trustee 782 West Orange Road Delaware, Ohio 43015	Class B	Record and Beneficially	2,127,026	9.3%
Virginia D. Ragan 65 East State Street Suite 2100 Columbus, Ohio 43215	Class B	Record and Beneficially	1,268,255	5.5%
Mary T. McAlpin 65 East State Street Suite 2100 Columbus, Ohio 43215	Class B	Record and Beneficially	1,264,833	5.5%

(1)	Includes shares held (A) individually by Mr. Dempsey, including shares held in his grantor retained annuity trust (1,013,680 shares), (B) by Mr. Dempsey as trustee of a charitable lead annuity trust and as trustee of various Dempsey family trusts, including the trusts identified in this table as the Marquis Trust, Patricia M. Dempsey Trust, Family Trust for the benefit of Mary T. McAlpin, Hyatts Trust and Nob Hill Trust (10,963,668 shares), and (C) by Mr. Dempsey as president of a charitable foundation (525,140). Also includes shares held by a family trust (2,474 shares) of which Mr. Dempsey’s spouse is the trustee. Mr. Dempsey disclaims beneficial ownership of the shares held by this family trust.

The following table sets forth certain information, as of January 4, 2008, with respect to the Class A Common Stock and Class B Common Stock (the only equity securities of the Company) beneficially owned, directly or indirectly, by each director, nominee for director and each Named Executive Officer:

	Title and Percent of Class (1)(2)
Name	Class A		%
Vicki L. Avril	6,510		*
Ronald L. Brown	24,284		*
Charles R. Chandler	73,510		*
Michael H. Dempsey	36,956	(3)	*
Bruce A. Edwards	3,510		*
Mark A. Emkes	—		*
John F. Finn	—		*
David B. Fischer	6,856		*
Michael J. Gasser	359,022		1.5%
Daniel J. Gunsett	26,510		*
Judith D. Hook	21,378		*
Donald S. Huml	58,373		*
Gary R. Martz	55,698		*
Patrick J. Norton	14,510		*
Michael C. Patton	1,856		*
William B. Sparks, Jr.	63,364		*

	Title and Percent of Class (1)
Name	Class B		%
Vicki L. Avril	—		*
Ronald L. Brown	1,400		*
Charles R. Chandler	—		*
Michael H. Dempsey	12,504,962	(4)	54.5%
Bruce A. Edwards	—		*
Mark A. Emkes	—		*
John F. Finn	—		*
David B. Fischer	—		*
Michael J. Gasser	23,796		*
Daniel J. Gunsett	2,000		*
Judith D. Hook	778,932		3.4%
Donald S. Huml	—		*
Gary R. Martz	600		*
Patrick J. Norton	—		*
Michael C. Patton	—		*
William B. Sparks, Jr.	6,896		*

*	Less than one percent.

(1)

Except as otherwise indicated below, the persons named in the table (and their spouses, if applicable) have sole voting and investment power with respect to all shares of Class A Common Stock or Class B Common Stock, as the case may be, owned by them. This table includes shares for Class A Common Stock subject to currently exercisable options, or options exercisable within 60 days of January 4, 2008, granted by the Company under certain stock option plans, for the following directors, nominee for director and Named Executive Officers: Ms. Avril—4,000; Mr. Brown—0; Mr. Chandler—60,000; Mr. Dempsey—28,000; Mr. Edwards—0; Mr. Emkes—0; Mr. Finn—0; Mr. Fischer—0; Mr. Gasser—331,000; Mr. Gunsett—

24,000; Ms. Hook—8,000; Mr. Huml—22,981; Mr. Martz—43,136; Mr. Norton—12,000; Mr. Patton—0; and Mr. Sparks—40,000.

(2)	This table does include restricted shares of Class A Common Stock which have been awarded to a director under the Company’s 2005 Outside Directors Equity Award Plan, the receipt of which has been deferred at the election of such director, generally until the termination of such director’s Board membership, under the terms of the directors deferred compensation plan. If deferral is elected, restricted shares are issued to the trustee of a rabbi trust established in connection with the directors deferred compensation plan. The total number of restricted shares of Class A Common Stock which have been deferred by each director as of January 4, 2008, is as follows: Ms. Avril—2,510 shares; Mr. Chandler—2,510 shares; Mr. Dempsey—2,510 shares; Mr. Edwards—2,510 shares; Mr. Emkes—0 shares; Mr. Finn—0 shares; Mr. Gunsett—2,510 shares; Ms. Hook—2,510 shares; Mr. Norton—2,510 shares; and Mr. Sparks—804 shares.

(3)	Includes shares of Class A Common Stock held (A) individually by Mr. Dempsey (4,258 shares), and (B) by Mr. Dempsey as trustee of various family trusts (4,698 shares) and Mr. Dempsey’s unexercised stock options as set forth in footnote (1).

(4)	Includes shares of Class B Common Stock held (A) individually by Mr. Dempsey, including shares held in his grantor retained annuity trust (1,013,680 shares), (B) by Mr. Dempsey as trustee of a charitable lead annuity trust and as trustee of various Dempsey family trusts, including the trusts identified in the prior table as the Marquis Trust, Patricia M. Dempsey Trust, Family Trust for the benefit of Mary T. McAlpin, Hyatts Trust and Nob Hill Trust (10,963,668 shares), and (C) by Mr. Dempsey as president of a charitable foundation (525,140). Also includes shares held by a family trust (2,474 shares) of which Mr. Dempsey’s spouse is the trustee. Mr. Dempsey disclaims beneficial ownership of the shares held by this family trust.

The Class A Common Stock has no voting power, except when four quarterly cumulative dividends upon the Class A Common Stock are in arrears and in certain other limited circumstances.

The following table sets forth the equity securities owned or controlled by all directors and executive officers as a group (20 persons) as of January 4, 2008:

Title of Class of Stock	Amount Beneficially Owned	Percent of Class
Class A Common Stock (1)	790,833	3.3%
Class B Common Stock	13,319,186	58.1%

(1)	Shares represent the number of shares beneficially owned, directly or indirectly, by each director and executive officer, including Named Executive Officers as of January 4, 2008. The number includes 612,117 shares subject to currently exercisable options or options exercisable within 60 days of January 4, 2008, granted by the Company under certain stock option plans.

EXECUTIVE OFFICERS OF THE COMPANY

The following information relates to executive officers of the Company (elected annually):

Name	Age (1)	Positions and offices	Year first became executive officer
Michael J. Gasser	56	Chairman of the Board of Directors and Chief Executive Officer	1988
Donald S. Huml	61	Executive Vice President and Chief Financial Officer	2002

David B. Fischer	45	President and Chief Operating Officer	2004

Ronald L. Brown	60	Senior Vice President, Global Sourcing and Supply Chain	2004
Karen P. Lane	59	Senior Vice President, People Services and Talent Development	2007
Gary R. Martz	49	Senior Vice President, General Counsel and Secretary, and President, Soterra LLC (subsidiary company)	2002
Michael C. Patton	46	Senior Vice President and Divisional President, Paper, Packaging & Services and Industrial Packaging & Services—North America	2004
Ivan Signorelli	55	Senior Vice President and Divisional President, Industrial Packaging & Services—Europe	2005
Kenneth B. Andre, III	42	Vice President, Corporate Controller and Chief Information Officer	2006
John K. Dieker	44	Vice President and Treasurer	1996

Sharon R. Maxwell	58	Assistant Secretary	1997

(1)	As of the Annual Meeting of Stockholders of the Company, February 25, 2008.

Michael J. Gasser has been Chairman of the Board and Chief Executive Officer since 1994; he has been a director since 1991. From November of 2006 until October of 2007, he served as President. He has been an executive officer of our company since 1988, and joined our company in 1979. He is a member of the Executive and Stock Repurchase Committees. He is also a director for Bob Evans Farms, Inc., a restaurant and food products company.

Donald S. Huml was elected Executive Vice President in 2006. Since 2002, Mr. Huml has also been Chief Financial Officer. Prior to that time, and for more than five years, he served as Senior Vice President, Finance, and Chief Financial Officer of Snap-on Incorporated, a global developer, manufacturer and marketer of tools and equipment.

David B. Fischer was elected President and Chief Operating Officer in October 2007. From 2004 to 2007, Mr. Fischer served as Senior Vice President and Divisional President, Industrial Packaging & Services—Americas, which included responsibility for Africa. He assumed responsibility for Australia and Asia in 2005 and 2006. Prior to that time, and for more than five years, Mr. Fischer worked for The Dow Chemical Company, a global science and technology-based company, most recently serving as Business Vice President for the polyurethane business.

Ronald L. Brown was elected Senior Vice President, Global Sourcing and Supply Chain in 2004. From 2001 to 2004, Mr. Brown served as Vice President, Industrial Packaging & Services—North America. Prior to that time and since 1997, he served as Vice President, Sales and Marketing for the Industrial Packaging & Services segment.

Karen P. Lane was elected Senior Vice President, People Services and Talent Development in 2007. Prior to that, and for more than five years, she served as the President of Lane Leadership, LLC, an executive coaching and succession planning firm located in Columbus, Ohio.

Gary R. Martz was elected Senior Vice President, General Counsel and Secretary in 2002. In 2005, Mr. Martz also became President of Soterra LLC (subsidiary company). Prior to 2002, and for more than five years, he served as a partner in the law firm of Baker & Hostetler LLP.

Michael C. Patton was elected Divisional President, Paper, Packaging & Services and Industrial Packaging & Services—North America in October 2007. From 2005 to 2007, Mr. Patton served as Senior Vice President, Paper, Packaging & Services. In 2006 he assumed responsibility for Closures. From 2004 to early 2006, Mr. Patton was Senior Vice President, Transformation Worldwide. Earlier in 2004, he had been appointed to Vice President and General Manager, Midwest (North America). From 2002 to 2004, He served as Vice President, Steel (North America) and from 2000 to 2002 he served as Vice President and General Manager, Multiwall.

Ivan Signorelli was elected Divisional President, Industrial Packaging and Services-Europe, including Africa, in October 2007. From 2005 to 2007, Mr. Signorelli served as Senior Vice President, Industrial Packaging & Services—Europe. From 1997 to 2005, Mr. Signorelli served as the Strategic Business Unit Manager of Latin America for Industrial Packaging & Services, adding Africa to his responsibilities in 2003.

Kenneth B. Andre, III was elected Corporate Controller in 2006, and in that capacity is the chief accounting officer of the Company. Prior to that time, he was Vice President and Chief Information Officer since 2003 and continues in that capacity. He was Director of IT Applications for Industrial Packaging & Services—North America business from 2002 to 2003. Prior to 2002, he served as the Company’s Director of International IT at the Greif Coordination Center in Belgium.

John K. Dieker was elected Vice President and Treasurer in 2006. Prior to that time, and for more than five years, he served as Vice President and Corporate Controller, and in that capacity, was chief accounting officer of the Company through 2005.

Sharon R. Maxwell has been the Assistant Secretary of the Company and Executive Assistant to Michael J. Gasser for more than five years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons owning more than 10% of a registered class of the Company’s equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during its 2007 fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with by such persons.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Vicki L. Avril, Daniel J. Gunsett, Judith D. Hook, and Patrick J. Norton served as members of the Company’s Compensation Committee for the 2007 fiscal year. During fiscal year 2007, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf, and it anticipates retaining such firm in 2008. Mr. Gunsett is a partner of Baker & Hostetler LLP.

No executive officer of the Company served during the 2007 fiscal year as a member of a compensation committee or as a director of any entity of which any of the Company’s directors served as an executive officer.

COMPENSATION COMMITTEE

During 2007, the Compensation Committee members were Vicki L. Avril, Daniel J. Gunsett—chairperson, Judith D. Hook and Patrick J. Norton.

The Compensation Committee’s responsibilities include, among other matters, the following:

•

reviewing and approving the compensation of the Chief Executive Officer and the Company’s other executive officers to ensure that their compensation is consistent with the Company’s compensation policies and philosophies;

•	reviewing, approving and overseeing the administration of the Company’s equity-based compensation plans;

•

reviewing and discussing with management and, based upon this review and discussion, recommending to the Board of Directors whether the Compensation Discussion and Analysis be included in the Company’s proxy statement; and

•	reviewing and approving compensation programs limited to executive officers and other key employees.

The Compensation Committee also has a Special Subcommittee on Incentive Compensation (the “Special Subcommittee”) that administers the Company’s Short Term Incentive Plan and the Long Term Incentive Plan. The members of the Special Subcommittee are Vicki L. Avril—chairperson, Judith D. Hook and Patrick J. Norton. These plans, both of which have received stockholder approval, are intended to provide participants with incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code. All of the members of the Special Subcommittee are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code.

The Special Subcommittee’s responsibilities for the Short Term Incentive Plan and the Long Term Incentive Plan include, among other matters, the following:

•	selecting participants from among the Company’s executive officers and key employees;

•

at the beginning of a performance period, establishing the performance goals to be achieved and the target amount of the awards to be earned by participants based upon the level of achievement of such performance goals; and

•	after the end of the performance period, certifying the extent to which the performance goals have been achieved and determining the amount of the awards that are payable to participants.

See “Compensation Discussion and Analysis—Elements of Compensation— Short Term Incentive Plan and Long Term Incentive Plan” below for a more detailed discussion of these plans. In addition, for a discussion of the role of our Chief Executive Officer, Michael J. Gasser, in determining or recommending the amounts or forms of compensation paid to our executive officers, as well as our limited use of Watson Wyatt Worldwide, Inc. (“Watson Wyatt”), an outside compensation consultant, with respect to 2007 compensation paid to our executive officers, see the “Compensation Discussion and Analysis” below.

The Board has adopted a written charter for the Compensation Committee available on the Company’s website located at www.greif.com. All of the members of the Compensation Committee are independent directors as defined in the NYSE listing standards and meet the categorical standards of independence adopted by the Board. The Compensation Committee and the Special Subcommittee have the authority to hire their own attorneys and other advisors. See “Corporate Governance—Director Independence” above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis below with the Company’s management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for its 2007 fiscal year (the “2007 Form 10-K”).

Submitted by the Compensation Committee of the Board of Directors.

Daniel J. Gunsett, Committee Chairperson Vicki L. Avril Judith D. Hook Patrick J. Norton

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this discussion and analysis section is to discuss and analyze the objectives and implementation of our executive compensation programs with respect to our Named Executive Officers set forth in the Summary Compensation Table below. This analysis should be read in conjunction with the compensation related tables that immediately follow this discussion and analysis, as well as with our 2007 Form 10-K. This discussion and analysis was prepared in cooperation with the Company’s Compensation Committee, the members of which have reviewed and conferred with the Company’s management regarding this discussion and analysis.

Compensation Policies and Philosophies

The Company’s compensation policies and philosophies are designed to align compensation with business objectives, performance and stockholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Company. As a manufacturer of industrial packaging products, the Company recruits and hires executives from other major manufacturing companies and Fortune 500 companies, and thus we believe our executive compensation program must be competitive in order to attract and retain our executives, including each of the Named Executive Officers. The Company attempts to achieve its policies and philosophies by establishing performance objectives for its executive officers and by linking compensation to financial performance goals, which may include, but are not limited to, publicly announced targets for operating profit margins, return on net assets, selling, general and administrative expenses in comparison to net sales, and operating working capital.

The Compensation Committee further believes that a portion of each executive’s compensation should be linked to the Company’s short- and long-term performance. In that regard, the Company’s Short Term Incentive Plan links the annual payment of cash bonuses to the achievement of targeted return on net assets goals. The Long Term Incentive Plan links the long-term payment of bonuses to the achievement of targeted earnings per share and free cash flow goals. The Long Term Incentive Plan aligns stockholder value with compensation by providing for a portion of the payouts in restricted shares, as well as cash. The Long Term Incentive Plan is also intended to facilitate compliance with the Company’s stock ownership guidelines. See “Elements of Compensation—Long Term Incentive Plan” and “—Stock Ownership Guidelines” below.

CEO’s Role in Executive Compensation Determinations.

Our Chief Executive Officer, Mr. Gasser, reviews the performance of each Named Executive Officer (other than himself) on an annual basis. Mr. Gasser then makes recommendations to the Compensation Committee on each Named Executive Officer’s salary increase (other than himself) for the upcoming calendar year and on award opportunities with respect to the Short Term Incentive Plan for the upcoming fiscal year and Long Term Incentive Plan for the prospective three fiscal year period. Historically and for calendar 2007, Mr. Gasser made his recommendations based on his subjective review of each Named Executive Officer’s performance and his business judgment. As discussed under “Changes for 2008 Performance Reviews” below, for 2008 base salary and incentive plan award opportunity levels, Mr. Gasser made his recommendations based on his subjective review of pre-established categories of executive performance, as approved by the Compensation Committee. After review and discussion with Mr. Gasser of his recommendations, the Compensation Committee establishes base salaries for the Named Executive Officers, and the Special Subcommittee that administers the Short Term Incentive Plan and the Long Term Incentive Plan establishes award opportunity levels under those plans. See “Compensation Committee” above.

Peer Group Review.

As stated above, the Company understands that to accomplish its objectives, including keeping its executive talent, it needs to pay competitive compensation. As a result, the Compensation Committee periodically, but at least annually, reviews comparable positions in the market to confirm that the compensation paid to the Company’s Chief Executive Officer and other Named Executive Officers (as well as certain other executive officers and key employees of the Company) remains competitive. For 2007, the Compensation Committee engaged an independent compensation consultant, Watson Wyatt, to provide the Compensation Committee with the market information necessary for this review. At the request of the Compensation Committee, Watson Wyatt conducted peer group and market surveys to assist the Compensation Committee in ensuring the Company’s executive compensation remained commensurate with responsibilities and to provide advice on market trends and executive compensation generally. Watson Wyatt did not determine or recommend the amount or form of compensation paid to our executive officers, including our Named Executive Officers, during 2007.

The companies in the peer group were selected by the Compensation Committee based on the nature, composition, geographic scope, complexity and key financial data of potential peer companies in the packaging, paper, manufacturing and industrial businesses. The Compensation Committee reviews the peer group compensation in comparison with the Company’s Named Executive Officer compensation levels. However, except as discussed below under “Compensation of the Chief Executive Officer for 2007 and 2008,” the Compensation Committee does not establish targets or benchmarks in assessing peer data in comparison with the Company’s executive compensation, but rather uses peer and other market data to confirm that the Company’s compensation awards are comparable and competitive with peer and market data. For 2007, the Company’s peer group consisted of the following companies:

Owens-Illinois, Inc.	Pactiv Corp.
Crown Holdings, Inc.	Silgan Holdings, Inc.
Ball Corp.	Graphic Packaging Corp.
MeadWestvaco Corp.	Louisiana-Pacific Corp.
Avery Dennison Corp.	Packaging Corporation of America
Temple-Inland Inc.	Rock-Tenn Co.
Sealed Air Corp.	AptarGroup, Inc.
Sonoco Products Co.	Potlatch Corp.
Bemis Co. Inc.	Spartech Corp.
Bowater Inc.	Valmont Industries

Elements of Compensation

During 2007, the key elements of our compensation package were base salary, an annual short term cash bonus plan and a long term incentive plan that provides a combination of cash and restricted stock awards. The Company also offers annual physical health exams as a perquisite and other benefits such as deferred compensation arrangements, a Supplemental Executive Retirement Plan to its Named Executive Officers, and a 401(k) plan available to all U.S. employees that provides participants with a variety of investment choices, including a Company stock fund.

The Compensation Committee uses a tally sheet for the Chief Executive Officer and for each of the other Named Executive Officers to review total compensation and each of the elements of compensation. These tally sheets typically contain the following information: current base salary; Short Term Incentive Plan target for the current fiscal year and the anticipated payment; the Long Term Incentive Plan targets for the three-year periods for the preceding, current and next fiscal year, and the anticipated payment to be made for the three-year period just ended; the current value of the Supplemental Executive Retirement Plan (as discussed under the Pension Benefits Table and accompanying narrative below); the value of the Company’s minimal perquisites (discussed below); and the value of any unexercised options. Tally sheets are used by the Committee to ensure the Committee has access to a comprehensive summary of each Named Executive Officer’s total compensation, or potential total compensation, as the Committee makes compensation decisions for the next calendar year. The Compensation Committee’s final determinations regarding one element of compensation are independent of the other elements of compensation and do not affect decisions regarding those other elements of compensation, other than to the extent that awards under the Short Term Incentive Plan and the Long Term Incentive Plan are calculated by using a percentage of base salary.

Base Salary.

The base salary for the Chief Executive Officer and each of the other Named Executive Officers for calendar year 2007 was based on their scope of responsibility and assessments of each executive’s contributions toward the Company’s success. In addition, each officer’s base salary was affected by the officer’s performance against the criteria described below during the prior twelve-month period, as reviewed by the Compensation Committee and recommended by Mr. Gasser (for each officer other than himself). The base salaries were also compared to the compensation levels of other executive officers having equivalent responsibility within the Company for fairness purposes, as well as the peer group companies to confirm that the base salaries were competitive with the market. In making his base salary recommendations for 2007, Mr. Gasser noted the following factors for the performance of each of the Named Executive Officers during the prior calendar year: for Mr. Huml, through his leadership, the Company is on track to reach its 2009 financial goals; for Mr. Fischer, he was instrumental in the identification and subsequent execution of strategic acquisitions and directed the Industrial Packaging & Services business to outstanding results; for Mr. Martz, he was an integral part of the execution of strategic acquisitions and has demonstrated excellent leadership in the Timber business unit; for Mr. Patton, he led the Paper Packaging & Services business to outstanding results in the face of difficult economic conditions and has continued to enhance the Greif Business System on a world wide basis; and for Mr. Brown, he was successful in establishing a world class supply chain organization that will reduce costs and streamline the purchase of global supplies.

Short Term Incentive Plan.

The Company has an annual cash incentive bonus plan (the “Short Term Incentive Plan”) that is intended to provide short-term incentive compensation to participants, which, consistent with our compensation objectives, is linked to the profitability of the Company’s businesses during each fiscal year. This Short Term Incentive Plan, which has received stockholder approval, is intended to provide participants with incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code. See “—Tax Considerations Affecting Compensation Decisions” below.

The Special Subcommittee administers the Short Term Incentive Plan. Among other matters, the Special Subcommittee approves participants for the Short Term Incentive Plan from among the Company’s executive employees and determines the performance goals, target amounts, award opportunities and other terms and conditions of awards under the Short Term Incentive Plan. Awards under the Short Term Incentive Plan consist of cash amounts payable upon the achievement, during a specified performance period, of specified objective performance goals. At the beginning of a performance period for a given award, the Special Subcommittee establishes the performance goals, award opportunity and the target amount of the award which will be earned by the Named Executive Officers if the performance goals are achieved in full, together with any lesser or greater amount that will be earned if the performance goals are only partially achieved or exceeded. After the end of the performance period, the Special Subcommittee certifies the extent to which the performance goals are achieved and determines the amount of the award that is payable.

For fiscal 2007, consistent with prior years, the Short Term Incentive Plan financial performance goals were based upon the achievement of targeted measures of return on net assets (“RONA”), subject to such adjustments that the Special Subcommittee determined were necessary to reflect accurately the RONA of the Company, and/or one or more operating groups of the Company on the grant date. For fiscal 2007, and consistent with the preceding year, the targeted measure of RONA for the following three Named Executive Officers was based 50% on corporate performance and 50% on the performance of the area of responsibility indicated for that individual: Mr. Fischer was responsible for the Industrial Packaging & Services business in North America, Latin America, Asia, Australia and Africa; Mr. Patton was responsible for Paper, Packaging & Services and Closures businesses; and Mr. Brown was responsible for global sourcing and supply chain. The Special Subcommittee originally chose RONA as the measure for the Short Term Incentive Plan (and obtained the approval of stockholders) because it believed this metric to be the best measure of current profitability supporting growth. No incentive bonus is paid if the RONA calculation, after paying the incentive bonus, is below the threshold established for that year, using the formula for this calculation as stated in the plan (see the Summary Compensation Table and Grants of Plan-Based Awards Table below for information on the plan formula). The threshold established for fiscal 2007 was a RONA calculation of 16%, which would result in a 70% of target payout. Conversely, no additional incentive bonus is paid beyond an established maximum. For fiscal 2007, the maximum award was based on a 21% RONA calculation, which could have resulted in a 120% target payout. The Special Subcommittee established the threshold number as being realistic and the maximum as being aggressive. Under the Short Term Incentive Plan, the maximum payment that could be paid to any participant for fiscal 2007 was $1.5 million.

Long Term Incentive Plan.

The Company has a long-term incentive plan (the “Long Term Incentive Plan”) that is intended to focus management on the key measures that drive superior performance over the longer-term. This Long Term Incentive Plan, which has received stockholder approval, is intended to provide participants with incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code. See “—Tax Considerations Affecting Compensation Decisions” below.

The Special Subcommittee administers the Long Term Incentive Plan. Employees of the Company who are designated by the Special Subcommittee as “key employees” are eligible to participate and receive awards under the Long Term Incentive Plan. Specifically, the Long Term Incentive Plan is based on three-year performance periods that commence at the start of every fiscal year. At the beginning of each three-year performance period, the Special Subcommittee selects and establishes the award opportunity for each Named Executive Officer based on the Special Subcommittee’s subjective review and reasoned business judgment, based in part on Mr. Gasser’s recommendation, of his or her scope of responsibility and historical performance and the performance goals for that three-year performance period which, if met, will entitle the executive to the payment of the incentive compensation award.

For the three-year period commencing in fiscal 2007, the performance goals were based in equal parts on targeted levels of “earnings per share” and “free cash flow.” These two metrics were chosen by the Special Subcommittee (and approved by the stockholders) because it believed that in the aggregate they best measured long term growth and the creation of shareholder value. For the purposes of the Long Term Incentive Plan, “earnings per share,” for the performance period are subject to such adjustments that the Special Subcommittee determines are necessary to reflect accurately the earnings per share of the Company at the grant date. For the purposes of the Long Term Incentive Plan, “free cash flow,” means the Company’s net cash provided by operating activities for the performance period, subject to such adjustments that the Special Subcommittee determines are necessary to reflect accurately the free cash flows of the Company at the grant date. For the three-year performance period ending in fiscal year 2007, in January 2008 the Named Executive Officers were paid their long term incentive awards 80% in cash and 20% in restricted shares of the Company’s Class A Common Stock, with the number of restricted shares awarded being based on the closing price of such restricted shares on the last trading day that precedes the day on which the final award is paid. Beginning with the three-year performance period ending in fiscal year 2008 and each performance period ending thereafter, participants are to be paid 50% in cash and 50% in restricted shares of the Company’s Class A and/or Class B Common Stock, as determined by the Special Subcommittee, with the number of restricted shares awarded being based on the average closing price of such restricted shares during the 90 day period preceding the day that the performance criteria for the applicable three-year performance period was established. All restricted stock issued pursuant to the Long Term Incentive Plan is fully vested on the date of issuance, with a restriction on the sale or transfer of the restricted shares within a prescribed time period determined by the Special Subcommittee (typically one year and one day from the date of issuance). The payments were changed for the three years ending in fiscal year 2008 and thereafter in order to better align the interests of the executive officers and other key employees with the interests of the Company’s stockholders. These changes also facilitate compliance with stock ownership guidelines by participants while still providing an adequate cash component to account for the tax impact on participants. See “—Stock Ownership Guidelines” below.

The Special Subcommittee may establish a range of performance goals which correspond to, and will entitle participants to receive, various levels of awards based on percentage multiples of the “target incentive award,” which is the incentive compensation amount to be paid to participants when the performance criteria designated as the “100% award level” is met. The Special Subcommittee establishes the target incentive award for each participant based on a percentage of that participant’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. Under the Long Term Incentive Plan, each range of performance goals may include levels of performance above and below the 100% performance level, ranging from a minimum of 0% to a maximum of 200% of the target incentive award—for the three year period ending in fiscal 2007. The Special Subcommittee established minimum levels of performance goal achievement below which no awards are paid to any participant, which are 85% of the target for each of the three-year periods ending in fiscal 2007, 2008 and 2009. For the three-year periods ending in fiscal 2008, 2009 and 2010, the Special Subcommittee has established a maximum award of 150% of the target award.

After the performance goals are established, the Special Subcommittee aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the “final awards” (i.e., the actual incentive compensation earned during the performance period by the participant). The established award opportunities vary in relation to the scope of responsibilities of each participant and historical performance.

Confidentiality.

The Company’s “earnings per share” and “free cash flow” performance goals used in the Long Term Incentive Plan are not included in this Compensation Discussion and Analysis because the Company believes that disclosure of this information would cause the Company competitive harm. For purposes of illustration and to provide context to our stockholders regarding the difficulty our Named Executive Officers face in achieving these performance targets, the percent of the target goal achieved for each performance metric for each of the three year periods ending in the last five fiscal years is set forth below:

Fiscal Year Ending	Earnings per Share	Free Cash Flow
2007	160%	200%
2006	200%	200%
2005	136%	200%
2004	0%	143%
2003	0%	58%

Perquisites.

In addition to the compensation described above, the Company administers a health and wellness program for its executive officers, including its Named Executive Officers, which includes yearly general physical exams. The Company offers no other perquisites to its Named Executive Officers.

Stock Ownership Guidelines.

In order to better align the interests of the executive officers and key employees of the Company and stockholders of the Company, the Board of Directors of the Company believes that executive officers and key employees should have a financial stake in the Company. In furtherance of the Company’s commitment to sound corporate governance, the Board believes that the Chairman and Chief Executive Officer of the Company should own a minimum of five times his annual base salary in shares of Company common stock, each of the other executive officers of the Company should own a minimum of three times their annual base salary in shares of Company common stock, and each of the other key employees should own a minimum of one times their annual base salary in shares of Company common stock. Beginning the later of January 1, 2011 or five years after initial participation in the Long Term Incentive Plan, officers of the Company, including the Chief Executive Officer, are required to retain 100% of their shares of restricted stock awarded under the Long Term Incentive Plan (all of which shares are fully vested upon issuance) until such ownership thresholds have been achieved. The Board of Directors will evaluate whether exceptions should be made in the case of any employee who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements.

Tax Considerations Affecting Compensation Decisions.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that the Company may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. Our incentive plans have both been approved by our stockholders and thus are designed to permit us to receive a federal income tax deduction for the awards made pursuant to the plans. However, we seek to maintain flexibility in compensating our executives, and, as a result, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

In addition, if any of the Company’s “covered employees” average base salary during the three-year performance period under our Long Term Incentive Plan exceeds by more than 130% such person’s base salary on the first day of the performance period, then such person’s average base salary for purposes of calculating the final award will be capped at 130% of such person’s base salary on the first day of the performance period.

Changes for 2008 Performance Reviews

In December 2007, the Compensation Committee reviewed the performance of the Named Executive Officers, as well as the other executive officers of the Company, based upon certain pre-established performance categories approved by the Compensation Committee and determined by the Compensation Committee to be aligned with the Company’s compensation policies and philosophies, which were also reviewed by Mr. Gasser in connection with his recommendations to the Compensation Committee. These categories are as follows:

1.	Financial Performance Results
2.	Strategic Effectiveness and Innovation
3.	Business Management
4.	Talent Management
5.	Personal Effectiveness

The Chief Executive Officer reviewed each Named Executive Officer (other than himself) based on these five criteria using three categories, exceeds expectations, meets expectations and needs improvement, as well as using other subjective assessments of performance, and reported his subjective determinations to the Compensation Committee. No single factor was given specific relative weight by Mr. Gasser or the Compensation Committee, but all of the factors were considered in the aggregate in their collective experience and reasoned business judgment. The Compensation Committee considered the new base salary, Short Term Incentive Plan and Long Term Incentive Plan compensation and opportunities for the Named Executive Officers and determined they were at appropriate levels in light of the salaries and bonuses of other executive officers in equivalent roles in the Company’s peer group and market data provided by the Compensation Committee’s compensation consultant, Watson Wyatt.

Compensation of the Chief Executive Officer for 2007 and 2008

In December 2006, the Compensation Committee met to review the 2006 performance of Mr. Gasser. Consistent with the Company’s compensation policies at the time, Mr. Gasser’s compensation package consisted of three components: base salary; cash payments under the Short Term Incentive Plan; and cash payments and restricted stock awards under the Long Term Incentive Plan. In evaluating the 2006 performance of Mr. Gasser with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors of Mr. Gasser’s performance during 2006:

•	through his leadership, the Company achieved record economic financial performance, including record earnings and record stock prices;

•	the Company’s overall metrics for 2006 were excellent;

•	he kept the Company’s strategic plan in clear focus, refined the Greif Business System and imbedded it in many segments of the Company’s operations;

•	he directed the refinement of commercial excellence and operational excellence;

•	he led the executive team in a series of strategic acquisitions;

•	he worked toward improvements in the succession plan and personnel development; and

•	he worked collaboratively with the Board.

No single factor was given specific relative weight by the Compensation Committee, but all of the factors were considered in the aggregate in the collective experience and reasoned business judgment of the Compensation Committee.

The approach of the Compensation Committee at that time was to use the median of salaries for the chief executive officers of the Company’s peer group as a guide for Mr. Gasser’s salary, adjusted for performance. The Compensation Committee increased Mr. Gasser’s base salary to $875,000 for calendar year 2007 from $805,000 for calendar year 2006. The new base salary was approximately 8% above the median of salaries for the Company’s peer group because of the performance factors set forth above. Based on the foregoing information, awards were also made under the Short Term Incentive Plan and the Long Term Incentive Plan attributable to the 2006 fiscal year.

In December 2007, the Compensation Committee met to review the Company’s goals as they relate to the Chief Executive Officer’s compensation in order to review, establish, and formalize criteria to be used in determining Mr. Gasser’s compensation.

Similar to the change for the other Named Executive Officers for calendar year 2008 base salary increases and fiscal year 2008 Short Term Incentive Plan and Long Term Incentive Plan compensation awards (including the rationale therefor), the criteria used to determine Mr. Gasser’s 2008 compensation were as follows:

1.	Financial Performance Results
2.	Strategic Effectiveness and Innovation
3.	Business Management
4.	Talent Management
5.	Personal Effectiveness
6.	Board Relations

The Compensation Committee solicited written comments from all members of the Board of Directors based on these six criteria using the following categories: exceeds expectations; meets expectations; and needs improvement. The Compensation Committee compiled the written comments. In evaluating the 2007 performance of Mr. Gasser with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors of Mr. Gasser’s performance during 2007:

•

under his leadership, the Company enjoyed strong economic performance in 2007 and continued to progress toward the Company’s 2009 financial targets, including exceeding budgeted operating profit and improving on all four publicly announced financial targets;

•	he focused the management team on the Company’s under-performing plants by establishing more rigorous reviews and timetables;

•	he improved the cohesion of the management team by implementing organizational changes;

•	he led the integration of strategic acquisitions through the operational excellence and commercial excellence components of the Greif Business System; and

•	he oversaw and deepened the use of global purchasing to manage costs and supplies.

Based on the foregoing, the Compensation Committee increased Mr. Gasser’s base salary to $925,000 for calendar year 2008 from $875,000 for calendar year 2007, resulting in a 5.7% increase. Mr. Gasser was also awarded a cash payment of $656,250 under the Short Term Incentive Plan for fiscal year 2007. The Compensation Committee then considered the new base salary, Short Term Incentive Plan and Long Term Incentive Plan compensation and opportunities for Mr. Gasser and determined they were at appropriate levels in light of the salaries and bonuses of other chief executive officers in the Company’s peer group and market data provided by the Compensation Committee’s compensation consultant.

Summary Compensation Table

The following table sets forth the compensation for the year ended October 31, 2007 for the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s four other most highly compensated executive officers (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael J. Gasser, Chairman and Chief Executive Officer	2007	864,238	—	286,652	—	1,815,987	390,460	8,906	3,366,243
Donald S. Huml, Executive Vice President and Chief Financial Officer	2007	477,538	—	136,694	—	816,460	149,293	8,596	1,588,581
Ronald L. Brown, Senior Vice President, Global Sourcing and Supply Chain	2007	406,291	—	104,685	—	633,898	253,595	14,722	1,413,191
David B. Fischer, President and Chief Operating Officer	2007	409,292	—	110,997	—	710,904	38,745	9,243	1,279,181
Gary R. Martz, Senior Vice President, General Counsel and Secretary, President, Soterra	2007	477,362	—	99,637	—	607,680	71,142	9,243	1,265,064
Michael C. Patton, Senior Vice President and Divisional President, Paper, Packaging & Services and Industrial Packaging & Services-North America	2007	412,956	—	101,112	—	625,938	86,063	9,243	1,235,312

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes during fiscal year 2007 computed in accordance with FAS 123R. For a discussion of the assumptions used in the valuation of these awards, see Note 10 to our 2007 audited financial statements in our 2007 Form 10-K. These amounts represent the restricted share portion of our Long Term Incentive Plan awards, as described below (see “—Incentive Compensation Plans”) and as discussed in the “Compensation Discussion and Analysis – Long Term Incentive Plan” above.

(2)	The values expressed in this column include cash awards earned under the Company’s Short Term Plan and Long Term Incentive Plan. See “Compensation Discussion and Analysis—Short Term Incentive Plan” and “—Long Term Incentive Plan.” The cash awards under the Short Term Incentive Plan included $669,381 for Mr. Gasser, $269,685 for Mr. Huml, $215,159 for Mr. Brown, $266,916 for Mr. Fischer, $209,131 for Mr. Martz, and $221,490 for Mr. Patton. The cash payouts under the Long Term Incentive Plan included $1,146,606 for Mr. Gasser, $546,775 for Mr. Huml, $418,739 for Mr. Brown, $443,988 for Mr. Fischer, $398,549 for Mr. Martz, and $404,448 for Mr. Patton.

(3)	Included in this amount is the change in the pension value for each Named Executive Officer, including amounts accruing under the Pension Plan and SERP. None of the Named Executive Officers who participate in the nonqualified deferred compensation plan receive preferential or above market earnings.

(4)

With respect to Messrs. Gasser, Huml, Brown, Fischer, Martz, and Patton, the dollar amounts in this column relate to the Company match for the 401(k) plan, premiums paid for life insurance and the value of the Company’s only perquisite, the annual wellness physical. The health insurance premium for each Named Executive Officer is $1,368. 401(k) matches are as follows, Mr. Gasser-$6,413; Mr. Huml-$6,103;

Mr. Brown-$12,229; Mr. Fischer-$6,750; Mr. Martz-$6,750; and Mr. Patton-$6,750. The value of annual wellness physical exams perquisites is $1,125 for each Named Executive Officer.

Grants of Plan-based Awards

The following table summarizes grants of non-equity and stock-based compensation awards made during 2007 to the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ( $)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael J. Gasser:
Long term	1/03/07	657,000	1,991,000	2,987,000	—	—	—	—	—	—
Short term	12/04/06	459,379	656,256	787,507	—	—	—	—	—	—
Donald S. Huml:
Long term	1/03/07	252,000	765,000	1,147,000	—	—	—	—	—	—
Short term	12/04/06	185,078	264,397	317,277	—	—	—	—	—	—
Ronald L. Brown:
Long term	1/03/07	185,000	560,000	840,000	—	—	—	—	—	—
Short term	12/04/06	143,557	205,081	276,859	—	—	—	—	—	—
David B. Fischer:
Long term	1/03/07	234,000	710,000	1,065,000	—	—	—	—	—	—
Short term	12/04/06	182,000	260,000	351,000	—	—	—	—	—	—
Gary R. Martz:
Long term	1/03/07	177,000	536,000	805,000	—	—	—	—	—	—
Short term	12/04/06	143,521	205,030	246,036	—	—	—	—	—	—
Michael C. Patton:
Long term	1/03/07	185,000	560,000	840,000	—	—	—	—	—	—
Short term	12/04/06	143,558	205,083	261,481	—	—	—	—	—	—

(1)	In the 2007 fiscal year, each Named Executive Officer was selected to participate in the Long Term Incentive Plan for the performance period beginning November 1, 2006 and ending October 31, 2009. If the performance goals are achieved for that performance period, then awards will be made based on a percentage of such person’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. However, if such person’s average base salary during the three-year performance period exceeds by more than 130% the base salary of such person on the first day of the performance period, then such person’s average base salary for purposes of calculating the final award will be capped at 130% of such person’s base salary on the first day of the performance period. The threshold level is 85% of target award; the target level amount is 100%; and the maximum level is based on a 150% of target award under the Long Term Incentive Plan. “See—Elements of Compensation Long Term Incentive Plan.”

Estimated future payouts are based on the Named Executive Officer’s salary as of December 3, 2007. For the purposes of this chart, restricted stock awards are valued as of October 31, 2007.

(2)	In 2007, each Named Executive Officer participated in the Short Term Incentive Plan. “See—Elements of Compensation Short Term Incentive Plan.” Under the Short Term Incentive Plan, grants were made on December 4, 2006 for the 2007 fiscal year. The Short Term Incentive Plan’s established threshold level was a RONA calculation of 16% and the target level was 100% of each individual Named Executive Officer’s award potential. For Mr. Gasser the award potential was 75% of his base salary, for Mr. Huml the award potential was 55% of his base salary and for each of Messrs., Brown, Fischer, Martz and Patton the award potential was 50% of his base salary. The maximum target level established under the Short Term Incentive Plan was a 21% RONA calculation.

Employment Agreements

Mr. Gasser has an employment agreement generally providing for the following: his employment as Chairman and Chief Executive Officer until 2010; the agreement will continue on a year-to-year basis until he reaches the age of 65; his agreement to devote all of his time, attention, skill and effort to the performance of his duties as an officer and employee of the Company; and the fixing of his minimum base salary at $470,000 per year. No other Named Executive Officers of the Company have employment or related agreements.

Stock-based Compensation

In 2006 and 2007, the Company did not issue stock options or make stock awards to its executive officers or employees, other than as a component of the Long Term Incentive Plan. However, legacy plans remain in existence under which stock option awards have been granted in the past. A description of those plans follows.

Stock Award Plan

The Company’s 2001 Management Equity Incentive and Compensation Plan (the “2001 Plan”) provides for the awarding of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The 2001 Plan was administered by the Company’s Stock Option Committee. The maximum number of shares that could be issued each year was determined by a formula that takes into consideration the total number of shares outstanding and is also subject to certain limits. In addition, the maximum number of shares that may be issued under the 2001 Plan during its term for incentive stock options is 5,000,000 shares. The shares of Class A Common Stock subject to the 2001 Plan have been registered under the Securities Act of 1933 (the “Act”). No option may be exercised ten years after its grant date. In general, options may not be transferred by the option holder, except that the Compensation Committee may, in its sole discretion, permit transfers by the option holder to his or her spouse, children, grandchildren and certain other relatives or a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons.

2000 Nonstatutory Stock Option Plan

The Board adopted the 2000 Nonstatutory Stock Option Plan on September 6, 2000. This Plan was replaced by the 2001 Plan, and stock options are no longer issued under this Plan. The 2000 Nonstatutory Stock Option Plan is administered by the Company’s Compensation Committee. Under the 2000 Nonstatutory Stock Option Plan, employees of the Company received grants of nonstatutory options (i.e., options not intended to qualify for special tax treatment under the Internal Revenue Code) to purchase shares of the Company’s Class A Common Stock. Options were granted only at exercise prices, which were equal to the market value of the Class A Common Stock on the date of grant. No option may be exercised ten years after its grant date. In general, options may not be transferred by the recipient, except that the Compensation Committee may, in its sole discretion, permit transfers by the recipient to the recipient’s spouse, children, grandchildren, and certain other relatives or a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons. The shares of Class A Common Stock subject to the 2000 Nonstatutory Stock Option Plan have been registered under the Act.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (1)	946,411	$15.83	(3)
Equity Compensation Plans not Approved by Security Holders (2)	125,900	$15.11	156,640

Total	1,072,311	$15.75

(1)	These plans include the 2001 Plan, under which shares of the Company’s Class A Common Stock may be issued, and the Long Term Incentive Plan, under which restricted shares of the Company’s Class A and Class B Common Stock may be issued, and the 2005 Outside Directors Equity Award Plan, under which shares of the Company’s Class A Common Stock may be issued. See “—Elements of Compensation Plans”, “—Stock Award Plan”, and “Director Compensation Arrangements” for a further description of these plans. Also includes the Company’s incentive stock option plan, which was replaced by the 2001 Plan. Stock options are no longer issued under this plan.

(2)	These plans include the Company’s 1996 Directors’ Stock Option Plan and 2000 Nonstatutory Stock Option Plan, under which shares of the Company’s Class A Common Stock may be issued. A further description of these plans follows these footnotes.

(3)	As of the date of this Proxy Statement, the number of shares of Class A Common Stock remaining available for future issuance under the 2005 Outside Directors Equity Award Plan is 151,626 shares. The Incentive Plan does not contain a limit on, or a formula for calculating, the number of shares available for future issuance under that Plan. The 2001 Plan contains a formula for calculating the number of shares available for future issuance under that Plan. This formula provides that the maximum number of shares which may be issued each calendar year under the 2001 Plan is equal to the sum of (a) 5.0% of the total outstanding shares as of the last day of the Company’s immediately preceding fiscal year, plus (b) any shares related to awards under the 2001 Plan that, in whole or in part, expire or are unexercised, forfeited, or otherwise not issued to a participant or returned to the Company, plus (c) any unused portion of the shares available under (a), above, for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The maximum number of shares that may be issued under the 2001 Plan with respect to incentive stock options is 5,000,000 (1,072,311 shares remain available for future issuance under this limitation).

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding as of the end of the 2007 fiscal year for the Named Executive Officers. As discussed in the “Stock-based Compensation” above, in 2006 and 2007, the Company did not issue stock options or make stock awards to its executive officers or employees, including the Named Executive Officers, other than as a component of the Long Term Incentive Plan. However, legacy plans remain in existence under which stock option awards have been granted in the past. All outstanding option awards held by the Named Executive Officers are fully vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Michael J. Gasser	50,000 56,000 70,000 70,000 35,000 50,000	— — — — — —	—	12.13 14.59 15.30 13.10 12.72 24.07	8/31/2009 9/5/2010 9/4/2011 9/4/2012 9/8/2013 12/2/2014	—	—	—	—
Donald S. Huml	7,136 15,845	— —	—	12.72 24.07	9/8/2013 12/2/2014	—	—	—	—
Ronald L. Brown	—	—	—	—	—	—	—	—	—
David B. Fischer	—	—	—	—	—	—	—	—	—
Gary R. Martz	22,000 8,000 1,136 12,000	— — —	—	16.48 13.10 12.72 24.07	1/1/2012 9/4/2012 9/8/2013 12/2/2014	—	—	—	—
Michael C. Patton	—	—	—	—	—	—	—	—	—

(1)	All share information in the above table has been adjusted to reflect the following: On February 26, 2007, the Company’s shareholders approved an amendment to the Company’s certificate of incorporation increasing the number of the Company’s authorized shares to 128,000,000 shares of Class A Common Stock and 69,120,000 shares of Class B Common Stock. Subsequent to the aforementioned approval, the Company’s Board of Directors authorized a 2-for-1 stock split of the Company’s shares of Class A Common Stock and Class B Common Stock. The split was payable on April 11, 2007 to shareholders of record on March 19, 2007. The stock split means that each holder of Class A Common Stock as of the close of business on March 19, 2007 received on April 11, 2007 one additional share of Class A Common Stock for every share they held of Class A Common Stock and each holder of Class B Common Stock as of the close of business on March 19, 2007 received on April 11, 2007 one additional share of Class B Common Stock for every share they held of Class B Common Stock. The day on which such shares began trading on the New York Stock Exchange reflecting the stock split was April 12, 2007.

Option Exercises and Stock Vested

The following table summarizes stock-based compensation awards exercised or vested during 2007 by the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Gasser	100,000	4,401,250	—	—
Donald S. Huml	42,019	1,826,901	—	—
Ronald L. Brown	58,000	2,154,791	—	—
David B. Fischer	14,000	467,880	—	—
Gary R. Martz	23,864	1,143,502	—	—
Michael C. Patton	14,000	489,510	—	—

(1)	All share information in the above table has been adjusted to reflect the following: On February 26, 2007, the Company’s shareholders approved an amendment to the Company’s certificate of incorporation increasing the number of the Company’s authorized shares to 128,000,000 shares of Class A Common Stock and 69,120,000 shares of Class B Common Stock. Subsequent to the aforementioned approval, the Company’s Board of Directors authorized a 2-for-1 stock split of the Company’s shares of Class A Common Stock and Class B Common Stock. The split was payable on April 11, 2007 to shareholders of record on March 19, 2007. The stock split means that each holder of Class A Common Stock as of the close of business on March 19, 2007 received on April 11, 2007 one additional share of Class A Common Stock for every share they held of Class A Common Stock and each holder of Class B Common Stock as of the close of business on March 19, 2007 received on April 11, 2007 one additional share of Class B Common Stock for every share they held of Class B Common Stock. The day on which such shares began trading on the New York Stock Exchange reflecting the stock split was April 12, 2007.

Retirement Plans

Pension Plan

The Greif, Inc. Pension Plan (the “Pension Plan”) is a tax-qualified defined benefit plan meeting the requirements of Section 401(a) of the Internal Revenue Code. The Pension Plan is designed to provide benefits to those employees who have long and continuous service before retirement. All Named Executive Officers are eligible to participate in the 35% final average earnings benefit structure under the Pension Plan. The Pension Plan provides for a monthly benefit for the participant’s lifetime upon reaching the normal retirement age under the Pension Plan, which is 65. The monthly benefit is calculated by multiplying the participant’s annual average compensation (calculated using the five highest years of compensation, capped at Internal Revenue Code limits) by 35% and the number of years of service and divided by 12 months. Participants are 100% vested in the Pension Plan once they have been credited with five years of service with the Company. Thus, each of the Named Executive Officers are 100% vested in the Pension Plan, other than Mr. Fischer. Once a participant is 100% vested, the participant will have earned a nonforfeitable right to a benefit under the Pension Plan. Benefits commence at the later of age 65 or five years vested in the Pension Plan. The Pension Plan offers early retirement benefits at age 55 on a reduced basis with a required fifteen years of service for vesting.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides benefits for a select group of executives, including each of the Named Executive Officers that also participate in the Pension Plan. The benefit from the two plans is equal to a target percentage (ranging from 40% to 50% depending on job classification) times the executive’s three year average compensation reduced for less than 20 years of continuous service. “Compensation” for purposes of the SERP includes base salary and payments under the Short Term Incentive Plan, and benefits are payable quarterly under the SERP for 15 years. Vesting under the SERP requires 10 years of service or age 65 with five years service.

The table below sets forth the years of service and present value of the accumulated benefit for each of the Named Executive Officers under the Pension Plan and the SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael J. Gasser	Pension Plan	28	342,708	—
	SERP	28	3,735,788	—
Donald S. Huml	Pension Plan	5	111,004	—
	SERP	5	520,277	—
Ronald L. Brown	Pension Plan	10	184,279	—
	SERP	35	1,548,730	—
David B. Fischer	Pension Plan	3	24,107	—
	SERP	3	84,440	—
Gary R. Martz	Pension Plan	5	56,877	—
	SERP	5	204,771	—
Michael C. Patton	Pension Plan	7	61,386	—
	SERP	7	213,561	—

Assumptions:
(1)	Age 65 commencement;
(2)	No decrements for death nor termination prior to age 65;
(3)	RP-2000 Mortality for the Pension Plan; and
(4)	Discount rates of 6.25% and 6% as of October 31, 2007 and October 31, 2006, respectively.

No Severance or Change-in-Control Agreements.

The Company has no plans, agreements, contracts or otherwise relating to severance or change-in-control benefits nor any acceleration of equity or non-equity incentive plans.

Deferred Compensation

To further provide benefits competitive in the market, on January 1, 2007, the Compensation Committee adopted a nonqualified deferred compensation plan for the Company’s executive officers, including each of the Named Executive Officers, that allows them to defer income into a nonqualified plan. This plan is compliant with the regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code and provides a vehicle for the executives to defer amounts higher than the IRS limits established for qualified plans. The Company provides a match on any compensation deferred by the Named Executive Officers equivalent to the match that would have been made in the qualified plan, but for such limits on the amount that could be contributed under the qualified plan. The Company can also choose to make discretionary contributions into each officer’s account, which the Company to date has elected not to do. Base salary, Short Term Incentive Plan and Long Term Incentive Plan payments are all eligible for deferral into this plan. There are no limits on the amounts of compensation eligible for deferral. For example, an executive officer may defer 100% of his or her compensation.

The deferred compensation and Company match (and Company contributions, if any) are deposited into a rabbi trust to protect and segregate the funds. Deferred funds are invested in the same range of investment options as are available in the Company’s qualified 401(k) plan.

Each year the Named Executive Officers make an annual election whether or not to participate in the plan and at what level he or she wishes to defer. The executive also chooses the investment fund in which he or she wants the funds to be invested. In addition, the executive chooses the schedule on which these funds are to be distributed to them or their beneficiary upon retirement or death.

The following table summarizes the compensation deferred during the 2007 fiscal year by the Named Executive Officers pursuant to the nonqualified deferred compensation plan described above.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Michael J. Gasser	—	—	—	—	—
Donald S. Huml	$379,404	—	$9,377	—	$388,780
Ronald L. Brown	$16,564	—	$416	—	$16,981
David B. Fischer	$16,881	—	$976	—	$17,857
Gary R. Martz	$33,120	—	$1,930	—	$35,050
Michael C. Patton	—	—	—	—	—

This Non-Qualified Deferred Compensation Plan went into effect on January 1, 2007. All executive contributions were deferred from salary.

Director Compensation Arrangements

During 2007, outside directors of the Company received an annual retainer of $50,000, plus $1,500 for each Board meeting, $1,500 for each Audit Committee meeting and $1,250 for all other committee meetings attended in 2007. The Audit Committee chairperson received an additional retainer of $14,000 per year and all other committee chairpersons received an additional retainer of $7,000 per year. In 2008, the Compensation Committee chairperson will receive an additional retainer of $14,000 per year instead of $7,000. Outside directors may defer all or a portion of their fees pursuant to a directors deferred compensation plan. No director fees are paid to directors who are employees of the Company or any of its subsidiaries.

Under the terms of the 2005 Outside Directors Equity Award Plan, outside directors of the Company may receive options to purchase shares of the Company’s Class A Common Stock, restricted shares of the Company’s Class A Common Stock and/or stock appreciation rights. The Compensation Committee is responsible for administering the 2005 Outside Directors Equity Award Plan. For 2007, the Compensation Committee awarded each of the outside directors at the time of the Annual Meeting of Stockholders a number of restricted shares of Class A Common Stock under this Plan in an amount equal to $50,000 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 23, 2007 (the last trading day immediately preceding the date of the Annual Meeting of Stockholders). For 2006, the Compensation Committee awarded each of the outside directors a number of restricted shares of Class A Common Stock under this Plan in an amount equal to $50,000 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 24, 2006 (the last trading day immediately preceding the date of the Annual Meeting of Stockholders). Beginning in February of 2008, the Compensation Committee intends to award each of the outside directors a number of restricted shares of Class A Common Stock under the Plan in an amount equal to $60,000. All of these shares of Class A Common Stock were and will be, as the case may be, fully vested on the award date, will not be subject to any further risk of forfeiture, will be eligible to participate in the receipt of all dividends declared on the Company’s shares of Class A Common Stock and will be subject to restrictions on transfer for three years or the director’s termination of Board membership. Outside directors may defer their receipt of all or a portion of these shares, generally until the termination of their Board membership, pursuant to the directors deferred compensation plan. If deferral is elected, the restricted shares are issued to the trustee of a rabbi trust established in connection with the directors deferred compensation plan.

Under the Company’s stock ownership guidelines (see the “Stock Ownership Guidelines” above for information on these guidelines generally), directors are required to own a minimum of five times the annual director’s annual retainer in shares of Company common stock. Restricted shares of Class A Common Stock which have been awarded to a director under the Company’s 2005 Outside Directors Equity Award Plan and the receipt of which has been deferred at the election of such director under the terms of the directors deferred compensation plan are counted as owned by the deferring director for purposes of these stock ownership guidelines. The Board of Directors evaluate whether exceptions should be made in the case of any director who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements.

1996 Directors’ Stock Option Plan

The Board adopted the 1996 Directors’ Stock Option Plan on September 5, 1996. The 2005 Outside Directors Equity Award Plan replaced this Plan, and stock options are no longer issued under this Plan. Under this Plan, each outside director of the Company (a director who was not an employee of the Company or any of its subsidiaries or affiliates) was granted an option to purchase 4,000 shares of the Company’s Class A Common Stock immediately following each Annual Meeting of Stockholders. Options were granted at an exercise price equal to the market value of the Class A Common Stock on the grant date. All options were fully vested on the grant date. No option may be exercised after the expiration of 10 years after the date the option is granted. Options may not be transferred by a director except as a gift to such director’s spouse, children, grandchildren, or to the trustee of a trust for the principal benefit of one or more of such persons, or to partnerships whose only partners are one or more of such persons. The shares of Class A Common Stock subject to the 1996 Directors’ Stock Option Plan have been registered under the Act.

The following table sets forth the compensation of the Company’s directors for the 2007 fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael J. Gasser	—	—	—	—	—	—	—
Vicki L. Avril(2)	76,793	49,957	—	—	—	—	126,750
Charles R. Chandler	67,043	49,957	—	—	—	—	117,000
Michael H. Dempsey	70,043	49,957	—	—	—	—	120,000
Bruce A. Edwards	62,043	49,957	—	—	—	—	112,000
Daniel J. Gunsett(3)	90,043	49,957	—	—	—	—	140,000
Judith Hook	66,043	49,957	—	—	—	—	116,000
Patrick J. Norton	83,793	49,957	—	—	—	—	133,750
William B. Sparks(4)	54,543	49,957	—	—	—	—	104,500

(1)	As of October 31, 2007, the aggregate number of shares of Class A Common Stock subject to currently exercisable options, or options exercisable within 60 days of January 4, 2008, granted by the Company under certain stock option plans held by each director was as follows: Ms. Avril—4,000 shares; Mr. Chandler—60,000 shares; Mr. Dempsey—28,000 shares; Mr. Edwards—0 shares; Mr. Gunsett—24,000 shares; Ms. Hook—8,000 shares; Mr. Norton—12,000 shares; and Mr. Sparks—40,000 shares. Amounts represent the dollar amount recognized for financial statement reporting purposes during fiscal year 2007 computed in accordance with FAS 123R.

(2)	Pursuant to the Directors Deferred Compensation Plan, Ms. Avril deferred 50% of her earned fees for 2007, which totaled $38,375, in exchange for 741.88 shares of phantom Class A Common Stock which includes dividends on shares in the phantom plan.

(3)	Pursuant to the Directors Deferred Compensation Plan, Mr. Gunsett deferred 75% of his earned fees for 2007, which totaled $67,500, in exchange for 1,656.06 shares of phantom Class A Common Stock which includes dividends on shares in the phantom plan.

(4)	Pursuant to the Directors Deferred Compensation Plan, Mr. Sparks deferred 100% of his earned fees for 2007 upon electing to participate in the plan effective February 2007, which totaled $42,000, in exchange for 749.6 shares of phantom Class A Common Stock which includes dividends on shares in the phantom plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible to monitor and review the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K for the Company’s 2007 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Throughout the year, the Audit Committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to §404 of the Sarbanes-Oxley Act of 2002 reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed a report from Ernst & Young LLP regarding the effectiveness of internal control over financial reporting.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, and separately with management, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during the 2007 fiscal year, and each member of the Audit Committee attended at least 75% of the meetings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the 2007 fiscal year for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the 2008 fiscal year.

As discussed above, the Audit Committee is responsible to monitor and review the Company’s financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the Company’s independent accountants are in fact “independent.”

The Audit Committee receives regular reports from the Company’s General Counsel with respect to matters coming within the scope of the Company’s Code of Business Conduct and Ethics. The Chief Executive Officer and the principal financial officers have each agreed to be bound by the Code of Business Conduct and Ethics and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers. The Company has also implemented and applied the Code of Business Conduct and Ethics throughout the Company. It also has in place procedures for the receipt of complaints concerning the Company’s accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.

The Board has adopted a written charter for the Audit Committee. All of the members of the Audit Committee meet the categorical standards of independence adopted by the Board and are independent directors as defined in the NYSE listing standards and the applicable regulations of the Securities and Exchange Commission. See “Corporate Governance-Director Independence.”

Submitted by the Audit Committee of the Board of Directors.

Patrick J. Norton, Committee Chairperson

Vicki L. Avril

Charles R. Chandler

Bruce A. Edwards

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditors in order to assure that such services do not impair the auditors’ independence from the Company. The Securities and Exchange Commission has issued rules specifying the types of services that independent auditors may not provide to their audit client, as well as the audit committee’s administration of the engagement of the independent auditors. Accordingly, the Audit Committee has adopted a Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions under which services proposed to be performed by the independent auditors must be pre-approved.

Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent auditors. In addition, any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee for proposed services to be performed by the independent auditors for up to $100,000. Pursuant to such Policy, in the event the Chairperson pre-approves services, the Chairperson is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting.

INDEPENDENT AUDITOR FEE INFORMATION

Ernst & Young LLP served as the independent auditors of the Company for the fiscal year ended October 31, 2007. It is currently expected that a representative of Ernst & Young LLP will be present at the 2008 Annual Meeting of Stockholders, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions from stockholders. The Company’s Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for its fiscal year 2008.

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “Audit Committee Pre-Approval Policy.” Aggregate fees billed to the Company for each of the last two fiscal years by Ernst & Young LLP were as follows:

Audit Fees

Fees for audit services for the 2007 and 2006 fiscal years were $4,124,000 and $3,554,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q and the audit effectiveness of the Company’s internal control over financial reporting for fiscal 2007, Securities and Exchange Commission registration statements and filings, and certain statutory audits required internationally.

Audit-Related Fees

Fees for audit-related services rendered by Ernst & Young LLP for the 2007 and 2006 fiscal years were $451,000 and $309,000, respectively. Audit-related services principally relate to accounting consultations and audits of employee benefit plans in 2007 and 2006. Also included in audit-related services in 2007 were bond offering related services.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, rendered by Ernst & Young LLP for the 2007 and 2006 fiscal years totaled $358,000 and $399,000, respectively.

All Other Fees

The Company incurred no additional fees for all other products and services in the 2007 fiscal year. The Company incurred $47,000 for all other products and services in the 2006 fiscal year. The fees in 2006 primarily related to corporate support services in Europe.

None of the services described under the headings “—Audit-Related Fees,” “—Tax Fees,” or “—All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During fiscal year 2007, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf. Daniel J. Gunsett, a partner in that firm, is a director of the Company and a member of the Compensation, Executive, Nominating and Corporate Governance and Stock Repurchase Committees. The Company anticipates retaining Baker & Hostetler LLP in 2008. The Board has affirmatively determined that Mr. Gunsett meets the categorical standards of independence adopted by the Board and is an independent director as defined in the NYSE listing standards. See “Corporate Governance-Director Independence.”

The Audit Committee reviews and discusses all material related party transactions in advance of the Company entering into any such transactions. The Nominating and Corporate Governance Committee advises the Board of Directors on corporate governance matters. In that capacity, the Nominating and Corporate Governance Committee independently reviews and assesses corporate governance issues related to contemplated related party transactions.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders (scheduled for February 23, 2009) must be received by the Company for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary of the date of this Proxy Statement. If a stockholder intends to present a proposal at the 2009 Annual Meeting of Stockholders, but does not seek to include such proposal in the Company’s Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2009 Annual Meeting of Stockholders will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company’s Proxy Statement or form of proxy. Furthermore, stockholders must follow the procedures set forth in Article I, Section 8, of the Company’s Amended and Restated By-Laws in order to present proposals at the 2009 Annual Meeting of Stockholders.

OTHER MATTERS

The proxy card enclosed with this Proxy Statement is solicited from Class B stockholders by and on behalf of the Management of the Company. A person giving the proxy has the power to revoke it.

The expense for soliciting proxies for this Annual Meeting of Stockholders is to be paid by the Company. Solicitations of proxies also may be made by personal calls upon or telephone or telegraphic communications with stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation for doing so other than their regular salaries.

Management knows of no matters to be presented at the Annual Meeting of Stockholders other than the above proposals. However, if any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

/s/ Gary R. Martz Gary R. Martz
January 18, 2008	Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

GREIF, INC. 425 WINTER ROAD DELAWARE, OH 43015

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Greif, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Greif, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GREIF1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREIF, INC.        GREIF, INC.

Item I.	THE ELECTION OF ALL DIRECTOR
	NOMINEES LISTED BELOW
	(except as marked to the contrary to the right)
					For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	(01)	Vicki L. Avril			All	All	Except
	(02)	Michael H. Dempsey	(06)	Michael J. Gasser
	(03)	Bruce A. Edwards	(07)	Daniel J. Gunsett
	(04)	Mark A. Emkes	(08)	Judith D. Hook
	(05)	John F. Finn	(09)	Patrick J. Norton	☐	☐	☐	_______________________

Please date and sign this proxy exactly as your name appears hereon; joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GREIF, INC.

introduces

Electronic Delivery of Proxy Materials

ELECTRONIC MAILINGS WILL LOWER THE COMPANY’S COSTS AND SHOULD BE MORE CONVENIENT FOR YOU.	It’s Easy - Please Follow These 5 Steps:
1 Log onto the Internet at www.greif.com

Greif is pleased to offer our Registered Stockholders the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending paper copies of these documents beginning next year and until you notify us otherwise.

To participate, please follow the directions on the right. You will receive notification by e-mail when the materials are available for review.

2 Go to Investor Relations, then Open Enrollment in the middle of the screen 3 Enter your Social Security or Tax I.D. Number 4 Enter your e-mail address 5 Enter a PIN number of your choice

Investor Relations/Proxy E-Delivery

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be held on February 25, 2008. The Proxy

Statement and Annual Report are available at www.proxyvote.com.

GREIF, INC.

CLASS B PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS

CALLED FOR FEBRUARY 25, 2008

This Proxy is Solicited on Behalf of Management

The undersigned, being the record holder of Class B Common Stock and having received the Notice of Annual Meeting of Stockholders and the Proxy Statement related thereto dated January 18, 2008, hereby appoints Michael J. Gasser, Vicki L. Avril, Charles R. Chandler, Michael H. Dempsey, Bruce A. Edwards, John F. Finn, Daniel J. Gunsett, Judith D. Hook, Patrick J. Norton and William B. Sparks, Jr., and each or any of them as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Class B Common Stock of Greif, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 425 Winter Road, Delaware, Ohio 43015, at 10:00 A.M., Eastern Time, on February 25, 2008, and at any adjournment thereof, as indicated on the reverse side.

The Shares represented by this proxy will be voted upon the proposal listed on the reverse side in accordance with the instructions given by the undersigned, but if this proxy is signed and returned and no instructions are given, this proxy will be voted to elect all of the nominees for directors as set forth in Item I on the reverse side, and in the discretion of the proxies on any other matter which properly comes before the Annual Meeting of Stockholders.

PLEASE SEE REVERSE SIDE